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                                                                    EXHIBIT 99.4

                           FORM OF LETTER TO BROKERS

                         COLLINS & AIKMAN CORPORATION
                            250 STEPHENSON HIGHWAY
                             TROY, MICHIGAN 48083

                                 June   , 2002


To: Securities Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities brokers, dealers, commercial banks, trust companies, and other nominees in connection with the offering by Collins & Aikman Corporation (the "Company") of an aggregate of 5,810,131 shares of the Company's common stock, par value $.01 per share ("Common Stock"), at a subscription price of $12.50 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights ("Subscription Rights"), distributed to all holders of record of shares of the Company's Common Stock as of the close of business on May 28, 2002 (the "Record Date"). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner on the record date. Each Subscription Right entitles the holder thereof to purchase 0.16 shares of the Company's Common Stock at a purchase price per share of $12.50. Stockholders will not receive fractional shares of Common Stock, but instead Subscription Rights will be rounded down to the nearest full share.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents:

     1. Prospectus;
     2. Instructions for Use of Collins & Aikman Corporation Subscription Certificates;
     3. Form of Letter from Brokers or Other Nominees to Beneficial Owners;
     4. Instructions by Beneficial Owners to Brokers or Other Nominees;
     5. Form of Notice of Guaranteed Delivery; and
     6. Return envelope addressed to Wachovia Bank, N.A., as Subscription
        Agent.

     Your prompt action is requested. The Subscription Rights will expire at
5:00 p.m., Eastern Daylight Savings Time, on       , 2002 (as it may be
extended, the "Expiration Date").

     To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

     Additional copies of the enclosed materials may be obtained by calling D.F. King & Co., Inc. collect at (212) 269-5550 (for banks and brokers) or toll free at (800) 290-6428 (for everyone else).


                         Sincerely,